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Exhibit 99

[KCPL Logo]                   [UtiliCorp Logo]

FOR IMMEDIATE RELEASE


                            KCPL AND UTILICORP AMEND
                            TERMS OF MERGER AGREEMENT

                    MAY 22 VOTE ON PREVIOUS ACCORD CANCELLED


     KANSAS CITY, Missouri, May 20, 1996 -- Kansas City Power & Light Company (NYSE: KLT) and UtiliCorp United Inc. (NYSE: UCU) announced today that they have entered into an Amended and Restated Agreement and Plan of Merger. Under the revised terms of the merger, a new KCPL subsidiary would be created, and it would be merged into UtiliCorp. UtiliCorp then would be merged with KCPL to form the combined company. Shareholders of UtiliCorp would receive one share in the merged company for each UtiliCorp share held. KCPL shareholders would continue to hold their existing KCPL shares. Other substantive terms of the merger will remain the same. Previously, KCPL shareholders would have received one share of stock in a new company for each share held, while UtiliCorp shareholders would have received 1.096 shares for each share held.
     The transaction is anticipated to be tax-free for both UtiliCorp and KCPL shareholders and will be accounted for as a pooling of interests. The revised merger agreement was unanimously approved by the boards of directors of both companies.
     The merger of equals will create a diversified energy company with total assets of approximately $6.4 billion and about 2.2 million customers in domestic and international markets.
     The boards of KCPL and UtiliCorp recommend that the initial annualized dividend upon completion of the merger be set at $1.85 per share. This compares to UtiliCorp's current dividend of $1.76 per share and KCPL's current dividend of $1.56 per share. Each company will continue its current dividend policy until completion of the merger.
     Drue Jennings, Chairman and Chief Executive Officer of KCPL, said, "This revised

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Amended Terms, Page 2

agreement preserves the significant benefits of the KCPL/UtiliCorp strategic merger for shareholders of both companies. The merger combines the strengths of both companies to form a diversified growth company, fully prepared to compete effectively in the deregulated utility industry. The merger is a friendly combination designed to distribute benefits equitably between shareholders and customers. We are confident it will receive all required regulatory approvals."
     "As we have stated since our first announcement, we believe that our merger will create a truly unique company with a winning growth strategy for the future," said Richard C. Green, Jr., Chairman and Chief Executive Officer of UtiliCorp United. "Both KCPL and UtiliCorp want the opportunity to make that happen. Business is about choices. And, in order to facilitate this merger, we have chosen another tack to ensure the delivery of benefits and value to our key constituents."
     Upon completion of the transaction, the board of the combined company will consist of 18 members: nine from KCPL and nine from UtiliCorp.
     KCPL and UtiliCorp shareholders will vote on the proposed transaction at separate special meetings expected to be held this summer. The amended Merger Agreement requires an affirmative vote by owners of a majority of the outstanding shares of UtiliCorp. The Agreement also calls for KCPL to issue new shares to complete the merger which will require, under New York Stock Exchange rules, approval by owners of a majority of the KCPL shares voting at a duly called meeting.
     The companies do not expect any interruption in the previously disclosed regulatory approval process. The two companies plan in the near future to file revised proxy soliciting materials pertaining to the amended merger with the Securities and Exchange Commission.
     As a result of the revised merger, both KCPL and UtiliCorp have cancelled the shareholder votes on the original merger proposal which were scheduled to be held at each company's annual meeting on May 22, 1996. Both annual meetings will still be held on May 22, 1996 to conduct all non-merger-related items of business on the agenda.
     Kansas City Power & Light Company provides electric power to a growing and

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Amended Terms, Page 3

diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KCPL is a low-cost producer and leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.
     UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, Great Britain, New Zealand, Australia, and Jamaica. In 1995, it launched EnergyOne-SM-, the first nationally branded line of products and services for electric and gas utility customers. UtiliCorp has grown rapidly over the past decade through mergers and acquisitions and by starting non-regulated energy-related businesses.


              MEDIA CONTACTS                      INVESTOR CONTACTS
              --------------                      -----------------
KCPL:         Pam Levetzow -- 816-556-2926        David Myers -- 816-556-2312        Joele Frank/Rhonda Barnat
              Phyllis Desbien -- 816-556-2903     Andrea Bielskar -- 816-556-2595    Abernathy MacGregor Scanlon
                                                                                     212-371-5999

UtiliCorp:    Jerry Cosley -- 816-467-3677        Dale Wolf -- 816-467-3536          Michael Geczi
              Sally McElwreath -- 816-467-3596    Ellen Fairchild -- 816-467-3506    Ogilvy Adams & Rinehart
              Media Relations -- 816-467-3000                                        212-880-5200



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